Vanguard Money Market Funds Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following proposals:

Proposal 1- Elect trustees for each fund.*

The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.



Trustee                            For            Withheld        Percentage For
John J. Brennan         85,273,008,179       2,974,404,432                 96.6%
Charles D. Ellis        84,253,645,907       3,993,766,704                 95.5%
Emerson U. Fullwood     84,969,784,444       3,277,628,167                 96.3%
Rajiv L. Gupta          85,000,330,621       3,247,081,990                 96.3%
Amy Gutmann             85,074,471,804       3,172,940,807                 96.4%
JoAnn Heffernan Heisen  85,067,261,046       3,180,151,565                 96.4%
F. William McNabb III   85,321,879,989       2,925,532,622                 96.7%
Andre F. Perold         84,771,886,780       3,475,525,831                 96.1%
Alfred M. Rankin, Jr.   85,133,627,728       3,113,784,883                 96.5%
Peter F. Volanakis      85,289,356,411       2,958,056,200                 96.6%

*  Results are for all funds within the same trust.



Proposal 2: - Update and standardize the funds' fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the funds to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.

                        For        Abstain         Against    Broker  Percentage
                                                           Non-Votes         For
Prime Money Market Fund

2a           72,246,038,319   1,698,123,676  3,577,604,815  2,622,121,527  90.1%
2b           72,341,722,460   1,933,128,005  3,246,916,352  2,622,121,520  90.3%
2c           71,211,610,543   1,860,572,094  4,449,584,181  2,622,121,519  88.9%
2d           71,750,843,619   1,856,608,889  3,914,314,303  2,622,121,526  89.5%
2e           71,469,689,076   1,807,233,689  4,244,844,046  2,622,121,526  89.2%
2f           71,886,346,214   1,870,805,159  3,764,615,441  2,622,121,523  89.7%
2g           73,329,984,826   1,842,933,859  2,348,848,127  2,622,121,525  91.5%

Federal Money Market Fund

2a            7,182,581,140     131,524,771    559,466,049    229,952,314  88.6%
2b            7,175,369,297     159,499,914    538,702,751    229,952,312  88.5%
2c            6,705,190,610     167,896,337  1,000,485,014    229,952,314  82.7%
2d            6,713,027,875     168,425,140    992,118,946    229,952,313  82.8%
2e            7,080,861,762     169,716,743    622,993,465    229,952,314  87.4%
2f            7,127,611,490     173,357,259    572,603,212    229,952,313  88.0%
2g            7,299,010,455     153,779,861    420,781,645    229,952,313  90.1%


Fund shareholders did not approve the following proposal:

Proposal 3 - Institute procedures to prevent holding investments in companies that, in the judgment of the board, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights. The trustees recommended a vote against this proposal because it called for procedures that duplicate existing practices and procedures of the Vanguard funds.

                        For       Abstain        Against     Broker   Percentage
                                                           Non-Votes         For
Prime Money
 Market Fund  9,745,422,293 2,773,601,829  65,002,742,666  2,622,121,549   12.2%